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                                                                    EXHIBIT 99.1

Press Release                                 Contact:  Neil M. Miller
                                                        310-664-4100


National Golf Properties Reaffirms Continued Restructuring Efforts; Announces
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Forbearance Agreement with Certain Lenders; and Suspends Quarterly Dividends
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     Santa Monica, California (February 8, 2002) - National Golf Properties,
Inc. (NYSE: TEE) confirmed that it was in continuing discussions with various stakeholders, including its primary tenant American Golf Corporation, regarding its restructuring efforts. While there can be no assurance that any transaction will be completed, these discussions include, among other things, a possible combination of National Golf Properties and American Golf. In connection with its restructuring efforts, the Company announced today that it had reached a forbearance agreement with certain of its lenders on account of defaults under its $300,000,000 unsecured credit facility. The Company had been in default under its credit facility due to American Golf's non-compliance with a certain fixed charge coverage ratio in the Company's credit facility, defaults under the provisions of American Golf's debt instruments and American Golf's failure to be fully current in its lease payments to National Golf Operating Partnership, L.P.
(NGOP), a less-than-wholly-owned affiliate of the Company.

     Separately, in an effort to increase financial flexibility as it focuses on financing and strategic alternatives, the Company announced0 its plan to suspend dividend payments on common stock. Additionally, NGOP announced that it was suspending distributions to its common and preferred equity holders. The
Company and NGOP intend to review future dividend and distribution decisions on a quarterly basis.

     National Golf Properties is the largest publicly traded company in the United States specializing in the ownership of golf course properties with 136 golf courses geographically diversified among 23 states.

This news release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by our use of the words "believes," "expects," "plans," "estimates," "anticipates," "intends," "assumes," "projects," "could," "will," "may," "aims," and other words of similar expression, that predict or indicate future events or trends or that do not report historical matters. There are a number of important factors that could cause actual results and the timing of certain events to differ materially from those indicated by such forward-looking statements. You should read the risk factors

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that are discussed in the Company's reports and documents previously filed with the SEC. You should be aware that the risk factors contained in those reports and documents may not be exhaustive. Therefore, we recommend that you read the information in those reports and documents together with other reports and documents that we file in the future with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K and Proxy Statements, which may supplement, modify, supersede or update those risk factors.


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